Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into on April 15, 2015, by and among Surgical Care Affiliates, Inc. (the “Parent”), Surgical Care Affiliates, LLC (“SCA” and together with the Parent, the “Company”) and Peter J. Clemens IV (“Consultant”). The Company and Consultant may be referred to herein collectively as the “Parties” and individually as a “Party.”

Recitals:

A. Consultant will be employed by the Company as Executive Vice President and Chief Financial Officer through May 18, 2015 and subsequently as Senior Advisor to the Company through June 30, 2015.

B. Consultant has gained valuable expertise regarding the Company and its financial operations through his employment with the Company, and the Company desires to avail itself of various consulting services of Consultant.

C. Subject and pursuant to the terms and conditions of this Agreement, the Company desires that Consultant provide various consulting services to the Company, and Consultant desires to provide the such consulting services to the Company as more specifically provided herein.

Agreement:

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the Parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement with the Company, to provide certain consulting services to the Company as more specifically described in Section 3 hereof, all in accordance with and subject to the terms and conditions set forth in this Agreement.

2. Term.

(a) The initial term of this Agreement shall commence on July 1, 2015 (the “Effective Date”) and shall continue thereafter until April 30, 2017 (the “Term”). The Term of this Agreement may be extended by mutual agreement of the Parties.

(b) The Company may terminate this Agreement immediately in the event of a material breach by Consultant, where the breach is not cured within fifteen (15) calendar days after the Company provides written notice of the breach to Consultant. Consultant may terminate this Agreement at any time.

(c) The expiration or termination of this Agreement shall not relieve any Party of any obligations that may have accrued under this Agreement prior to such expiration or termination or that, by their nature, survive such expiration or termination of this Agreement, including without limitation the terms and conditions of Section 5, 6 and 7 of this Agreement.

3. Consulting Services; Related Agreements.

(a) During the Term, Consultant agrees to provide the Company the consulting services set forth on Exhibit A hereto (as such services may be modified by mutual agreement by the Parties, the “Services”).

(b) During the Term, Consultant agrees: (i) to devote sufficient time and efforts to performing and providing the Services and all other duties of Consultant described in this Agreement as the Company may request; and (ii) to act in good faith at all times in rendering such Services for and on behalf of the Company and performing all other duties required of Consultant under this Agreement.

(c) The Company shall not control the manner or means by which Consultant performs the Services, including but not limited to the time and place Consultant performs the Services; provided, however, that Consultant shall perform the Services in accordance with all applicable laws, rules, regulations, standards, policies, procedures and bylaws of all applicable regulatory authorities and all applicable policies and procedures of the Company.

(d) The Company shall provide Consultant with access to its premises to the extent necessary for the performance of the Services.

4. Compensation. As consideration for the Services rendered by Consultant, during the Term, the Company agrees to compensate and reimburse Consultant as follows:

(a) The Company shall pay Consultant an amount in cash equal to $15,000 on each of April 30, 2016 and April 30, 2017.

(b) The Company shall reimburse Consultant for all reasonable expenses incurred in connection with the provision of the Services upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified by the Company.

5. Confidentiality and Non-Disclosure.

(a) Consultant acknowledges that Consultant may, in the course of performing the Services or Consultant’s responsibilities and duties under this Agreement, be exposed to or otherwise acquire information which is proprietary to or confidential to the Company or its affiliates and their respective employees, representatives or agents. Any and all Confidential Information (as defined below) in any form (whether oral, written or electronic and regardless of the medium in which it is stored, recorded or maintained) disclosed by the Company or its affiliates to Consultant shall be deemed to be confidential and proprietary information of the Company. During the Term of this Agreement and thereafter, Consultant (i) shall use such

Confidential Information only for the benefit of the Company; (ii) shall hold such Confidential Information in strict confidence; (iii) shall not disclose any Confidential Information to any third party; (iv) shall not, either directly or indirectly, copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give, provide, disseminate or disclose such Confidential Information to any third party; and (v) shall not, directly or indirectly, use such Confidential Information for any purpose whatsoever other than the provision of the Services for the benefit of the Company as described in this Agreement. Furthermore, Consultant acknowledges that he has received and, as a consultant to the Company, is subject to SCA’s Insider Trading Policy.

(b) Upon expiration or termination of this Agreement or at the Company’s request, Consultant will return to the Company all documents, papers and other materials or information in Consultant’s possession or under Consultant’s control that contain or relate to the Confidential Information.

(c) For the purposes hereof, “Confidential Information” shall mean any information or data of the Company or any of its affiliates, including, but not limited to, confidential, secret or proprietary (i) information relative to the current or proposed business, sales, customers and business and marketing plans of the Company or its affiliates; (ii) information related to any proposed planned or active development project or land purchase by the Company; (iii) drawings, designs, data, models, prototypes, formulae and computer programs; (iv) costs and pricing information of the Company or its affiliates; (v) identification of personnel or other possible resources for possible use in the business of the Company or its affiliates; (vi) Intellectual Property (as hereinafter defined) of the Company or its affiliates; and (vii) any documents or information, in whatever form, delivered by the Company or otherwise provided to Consultant in connection with this Agreement or the Services performed for the Company hereunder.

(d) Notwithstanding the foregoing, Confidential Information shall not include any information or data that (i) is now or subsequently is generally available to the public through means other than direct or indirect disclosure by Consultant in violation of the terms of this Agreement or any other agreements or restrictions, (ii) is lawfully communicated by a third party, free of any confidentiality obligations or restrictions, subsequent to the time of communication thereof by, through or on behalf of the Company, (iii) is required to be disclosed by any governmental or regulatory authority having jurisdiction or by court order or other legal proceeding, (iv) was known to Consultant prior to disclosure of such information or data and is not subject to any obligation of confidentiality to any third party; or (v) is subsequently disclosed to Consultant on a non-confidential basis by a third party not bound by any obligations of confidentiality with respect to such information.

6. Non-Solicitation. During the Term of this Agreement and for a period of eighteen (18) months thereafter, Consultant hereby agrees not to, directly or indirectly, solicit or assist any other Person (as defined below) in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), attempt to induce any such employee to leave the employ of the Company or its affiliates, or hire or engage on behalf of himself or any other Person any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement.

7. Non-Compete; Non-Disparagement.

(a) Consultant and the Company agree that the Company would likely suffer significant harm from Consultant’s competing with the Company during the Term and for some period of time thereafter. Accordingly, Consultant agrees that he will not, during the Term and for a period of eighteen (18) months following the termination of the Term for any reason, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to, the Business (as defined below) for any Person that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company or its subsidiaries engage in or intend to engage in the Business or where the Company or its subsidiaries’ customers are located (whether or not for compensation). For purposes of Sections 6 and 7, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof. For purposes of this Section 7, the “Business” shall mean the operation and administration of a network of ambulatory surgical care centers or surgical hospitals providing facilities and medical staff (with re-syndication of ownership interests by participating physicians).

(b) Consultant hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. Consultant hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives. The Company agrees that its Senior Vice Presidents, Executive Vice Presidents and President shall not in any way defame or disparage Consultant.

8. Injunction; Disputes.

(a) Consultant acknowledges that a breach of Sections 5, 6 or 7 hereof will give rise to or cause irreparable injury or damage to the Company, inadequately compensable by monetary damages alone. Accordingly, the Company may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available to the Company at law or otherwise. Consultant acknowledges and agrees that the covenants contained in this Agreement are necessary for the protection of legitimate business interests of the Company and are reasonable in scope and content.

(b) The Company acknowledges that a breach of its agreement in the last sentence of Section 7(b) of this Agreement will give rise to or cause irreparable injury or damage to Consultant, inadequately compensable by monetary damages alone. Accordingly, Consultant may seek and obtain injunctive relief against the breach or threatened breach of said undertaking, in addition to any other legal remedies which may be available to Consultant at law or otherwise. The Company acknowledges and agrees that its covenant contained in Section 7(b) of this Agreement is necessary for the protection of legitimate interests of Consultant and is reasonable in scope and content.

9. Relationship of the Parties.

(a) The Parties intend that the relationship between them created under this Agreement is that of independent contractors only. Consultant shall not be considered an employee or agent of the Company for any purpose. The Company is interested only in the results obtained from Consultant in connection with the Services performed by Consultant and rendered to the Company pursuant to this Agreement and the manner and means of performing such Services are subject to Consultant’s sole control. Other than as provided for in this Agreement, the Consultant has no authority to act on behalf of or bind the Company or any of the Company’s affiliates.

(b) Without limiting Section 9(a), Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees (for purposes of clarity, however, except as provided under federal law with respect to benefits obtainable by Consultant at Consultant’s sole expense pursuant to COBRA), and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

10. Forfeiture of Equity Granted under 2013 Omnibus Long-Term Incentive Plan. It is the intent of the Parties that a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, has occurred with respect to the restricted stock units (“RSUs”) and options to purchase shares of common stock of the Parent granted to Consultant pursuant to the Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan, as amended and restated, as a result of Consultant’s transition from employee of the Company to a consultant to the Company, and the Parties accordingly agree that such RSUs and options are forfeited as of the Effective Date.

11. Miscellaneous Provisions.

(a) Notices. Any notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when: (i) personally delivered; or (ii) three business days after mailing, postage prepaid, by certified mail; or (iii) one business day after being delivered by a nationally recognized, reputable overnight delivery service, addressed as follows:

If to the Company:

Surgical Care Affiliates, LLC

569 Brookwood Village, Suite 901

Birmingham, Alabama 35209

Attention: General Counsel

If to Consultant:

Peter J. Clemens IV

2383 North Berry’s Chapel Rd

Franklin, TN 37069_

Pjclemens4@gmail.com

or such other address as the Parties may designate by giving notice in accordance with this Section 12(a).

(b) Further Assurances. Consultant and the Company shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purpose of this Agreement.

(c) Counterparts. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Executed counterparts delivered by facsimile or electronic mail shall be deemed originals for all purposes hereof.

(d) Headings. The headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.

(e) Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Parties concerning the obligations of the Parties hereunder.

(f) Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void, unreasonable or unenforceable, in whole or in part, such determination shall not affect any other provision or part of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void, unreasonable or unenforceable provision, clause or term (or any part thereof) had not been included herein; provided, however, that (i) any such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and (ii) with respect to any such void, unreasonable or unenforceable provision, clause or term, it is the express intent of the Parties hereto that such court of competent jurisdiction modify such provision, clause or term, to the extent possible, in order to make it reasonable and enforceable under the circumstances.

(g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Alabama without regard to the conflict of law provisions thereof.

(h) Modification. This Agreement may only be waived, changed, modified or extended by a writing signed by the Party against whom enforcement of any waiver, change,

modification, or extension is sought. No waiver by either Party hereto at any time of any breach by the other Party hereto of any covenant, condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time.

(i) Assignment. Neither this Agreement, nor any of the rights and obligations hereunder, may be assigned, transferred or delegated by Consultant without the express prior written consent of the Company, which consent may be withheld by the Company for any reason it deems appropriate. Subject to the preceding sentence, this Agreement shall be binding upon the heirs, legal representatives, successors and permitted assigns of the Parties.

(j) Employment Agreement. The Parties agree that the Employment Agreement, dated as of October 30, 2013, by and among the Parent, SCA and Consultant will terminate as of June 30, 2015.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be duly executed as of the Effective Date.

THE COMPANY:

SURGICAL CARE AFFILIATES, INC.

By:	/s/ Richard L. Sharff, Jr.
Richard L. Sharff, Jr.
Executive Vice President and General Counsel

SURGICAL CARE AFFILIATES, LLC

By:	/s/ Richard L. Sharff, Jr.
Richard L. Sharff, Jr.
Executive Vice President and General Counsel

CONSULTANT:

/s/ Peter J. Clemens IV
Peter J. Clemens IV

Exhibit A

Services

Consultant agrees to perform the following services periodically and, for the sake of clarification, at least once every two months:

•	Review with the Company’s CFO and/or the CFO’s designees the financial performance of the Company;

•	Review with the Company’s CFO and/or the CFO’s designees the capital structure of the Company; and

•	Provide guidance regarding various investor relations activities, including without limitation:

•	Sell-side analyst coverage;

•	Equity conferences and one-on-one meetings that the Parent plans to hold; and

•	Earnings releases and quarterly calls.